Exhibit 6

JOINDER REGISTRATION AGREEMENT

This JOINDER (the “Joinder”) to the Registration Agreement, dated as of August 16, 2016, by and between Townsquare Media, Inc., a Delaware corporation (the “Company”), and Madison Square Garden Investments, LLC (the “Agreement”), is made as of November 9, 2020, by and between the Company and MSG National Properties, LLC (the “Holder”). Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Agreement.

WHEREAS, each of Madison Square Garden Investments, LLC and the Holder is a wholly-owned subsidiary of Madison Square Garden Entertainment Corp.;

WHEREAS, on November 6, 2020, Madison Square Garden Investments, LLC transferred 3,208,139 shares of Class A Common Stock (the “Shares”), which constituted all of the shares of Class A Common Stock owned by Madison Square Garden Investments, LLC on such date, to the Holder (the “Transfer”); and

WHEREAS, pursuant to Section 10(g) of the Registration Rights Agreement, as the holder of the Investor Registrable Securities upon the consummation of the Transfer, the Holder is deemed to be the “Investor” for all purposes of the Registration Rights Agreement, and the Holder is entitled to receive the benefits of and to enforce, and agrees to be bound by all of the applicable terms and provisions of, the Registration Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.

Agreement to be Bound. The Holder hereby (i) acknowledges that it has received and reviewed a complete copy of the Agreement and (ii) agrees that upon execution of this Joinder it shall become a party to the Agreement and shall be entitled to receive the benefits of and to enforce, and agrees to be fully bound by, and subject to, all of the applicable convents, terms and conditions of the Agreement as though an original party thereto and shall be deemed the “Investor” and the holder of “Investor Registrable Securities” for all purposes thereof.

2.

Counterparts; Facsimile. This Joinder may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Joinder. This joinder may be executed by facsimile signature.

3.	Notices. For purposes of Section 10(a) of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

MSG National Properties, LLC

c/o Madison Square Garden Entertainment Corp.

Two Pennsylvania Plaza

New York, NY 10121

Attn: General Counsel

Phone: (212) 631-5357

4.

Governing Law. All issues and questions concerning the relative rights and obligations of the Company and the Holder under this Joinder and the construction, validity, interpretation and enforceability of this Joinder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

5.

Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the State of Delaware and the state courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of or relating to this Joinder. Each of the parties hereto further agrees that service of any process, summons, notice or document by United States certified or registered mail to such party’s respective address set forth in Section 10(a) of the Agreement or Section 3 hereof, as applicable, or such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party, shall be effective service of process in any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Joinder in the United States District Court for the State of Delaware or the state courts of the State of Delaware and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

6.

Mutual Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS JOINDER HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS JOINDER OR THE AGREEMENT.

7.	Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute part of this Joinder.

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IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first written above.

MSG NATIONAL PROPERTIES, LLC

/s/ Scott Packman
Name: Scott Packman Title: EVP and General Counsel

TOWNSQUARE MEDIA, INC.

/s/ Christopher Kitchen
Name: Christopher Kitchen Title: EVP & General Counsel